Exhibit 10.17

EXECUTION COPY
CVR Energy, Inc.
December 19, 2014
Mr. Edmund S. Gross
Suite 250
10 East Cambridge Circle
Kansas City, Kansas 66103
Dear Ned,
This letter agreement (the “Letter Agreement”) is intended to set forth our mutual understandings regarding certain consulting services that you have agreed to provide to CVR Energy, Inc. (the “Company”). Any capitalized term used but not defined in this Letter Agreement shall have the meaning ascribed to such term in the Third Amended and Restated Employment Agreement by and between you and the Company, dated as of January 1, 2011, as amended (the “Employment Agreement”).
The Term of the Employment Agreement and your employment with the Company will expire on December 31, 2014. The Company desires to obtain, and you desire to provide, certain consulting services involving the transition of management of all continuing or pending litigation, administrative or regulatory proceedings involving the Company or its subsidiaries to the incoming General Counsel of the Company, as may be reasonably requested from time to time by the Company, and specifically in the areas described on Exhibit A (the “Services”) from January 1, 2015 until June 30, 2015 (the “Consulting Period”), on the terms set forth in this Letter Agreement. In consideration of the Services, you shall be paid an aggregate amount of $350,000 (the “Fee Amount”), plus any commercially reasonable out-of-pocket expenses incurred in performing the Services, subject to the presentation of documentation and in accordance with the expense reimbursement policy of the Company. The Fee Amount and any expense reimbursement, shall be payable in monthly installments in arrears. In addition to the Fee Amount you will be paid the following:

(a)
Your Annual Bonus earned but unpaid for the entire calendar year 2014 pursuant to your Employment Agreement; it being understood and agreed that such Annual Bonus amount shall be based on a target bonus of one hundred percent (100%) pursuant to the Company’s 2014 Performance Incentive Plan (“PIP”) without any discounts or deductions for any reason whatsoever other than such discounts or deductions that may be uniformly applied to employees with whom you are similarly situated as of the date of this Letter Agreement (such Annual Bonus shall be referred to hereinafter as the “Annual Bonus”) and such Annual Bonus shall be paid to you at the same time in the first quarter of 2015 as it is paid to the other PIP participants even though you will not be an employee on such 2014 PIP payment date;

(b)	Any unused PTO and any unreimbursed expenses pursuant to the Employment Agreement (“Unused PTO and Expenses”) payable to you no later than January 31, 2015.
As of January 1, 2015, other than (i) the Fee Amount and any expenses payable pursuant to this Letter Agreement, (ii) your Annual Bonus as described in subparagraph (a) above and (iii) your Unused PTO and Expenses, you shall not be entitled to any direct or indirect compensation or other benefits of any kind whatsoever and any unvested direct or indirect compensation and benefits outstanding as of January 1, 2015 will be forfeited; provided, however, it is understood and agreed that the payments due and owing to you and described on the attached Exhibit B will be made in December 2014.
The Consulting Period shall expire on June 30, 2015 unless previously terminated by the Company by written notice. In the event of early termination by the Company, you shall be entitled to receive any amount of unpaid Fee Amount, payable in monthly installments in arrears on the same timeline originally contemplated, unless such termination is on account of your failure to provide the Services, in which case you shall forfeit the remaining amount of unpaid Fee Amount. You and the Company acknowledge the Services are in lieu of any duty of yours to provide cooperation in accordance with Section 3.5 of the Employment Agreement.
In order to assist you during the Consulting Period, you may retain your company supplied laptop computer and you will continue to have access to the Company computer network, including your company email account. In addition, the Company agrees to provide whatever assistance and consents that are required in order for you to port or transfer your cell phone number to your own personal account.
During the Consulting Period, the Company shall indemnify you, pursuant to paragraph (b) of Article VI, Section 1 of the Company’s amended and restated by-laws (the “Bylaws”), in the manner and to the same extent that it indemnifies officers of the Company under paragraph (a) of Article VI, Section of the Bylaws. In addition, that Indemnification Agreement between you and the Company dated January 1, 2009, shall remain in full force and effect during the Consulting Period.
You shall operate at all times during the Consulting Period as an independent contractor of the Company. This Letter Agreement does not authorize you to act for the Company as its agent or to make commitments on behalf of the Company. The Company shall not withhold for, and you shall be responsible for the payment and reporting of, any and all taxes with respect to the Fee Amount, including, without limitation, federal, state and local income taxes, social security and medicare taxes, unemployment insurance taxes and any other taxes. You shall not be entitled to any benefits available to employees of the Company, including, without limitation, under the Company’s health, life, disability, or worker’s compensation insurance plans and policies, other than any right you may have to elect continuation coverage under the Company’s health plans under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to the extent required by COBRA.
The Company would also like to remind you of your continuing obligations under Section 4 of the Employment Agreement, which shall remain in full force and effect for the periods set forth therein. From and after January 1, 2015, this Letter Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.
[signature page follows]

Sincerely,

/s/ John J. Lipinski

John J. Lipinski

ACCEPTED AND AGREED AS OF
THE DATE FIRST WRITTEN ABOVE

/s/ Edmund S. Gross
Edmund S. Gross